UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported) March 9, 2007
SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction( of incorporation)	Commission File Number)	(IRS Employer Identification No.)

847 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 957-8500
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SECTION 1 — Registrant’s Business and Operations
ITEM 1.01 Entry into a Material Definitive Agreement
On March 9, 2007, Solectron Corporation and certain of its subsidiaries (“Solectron”) entered into Manufacturing and Product Purchase Agreements (the “Agreements”) with Cisco Systems, Inc. and certain of its subsidiaries (“Cisco”). The Agreements supercede and replace all prior manufacturing services agreements between Solectron and Cisco. The Agreements encompass Cisco’s previously announced Lean manufacturing initiative, a supply chain process that seeks to drive efficiency and flexibility in manufacturing processes and in the broader supply chain, whereby Solectron will assume greater supply chain management responsibilities on behalf of Cisco.
Under the Agreements, Solectron will sell products and components to Cisco or to approved suppliers or third parties. The Agreements have an initial term of five (5) years, with the right of either party to terminate for convenience.
Pursuant to the Agreements and the implementation of Cisco’s Lean manufacturing initiative, on March 9, 2007, Solectron and Cisco also entered into Inventory Purchase and Transfer Agreements (“IPAs”) whereby Solectron will acquire and hold title to certain inventory currently owned by Cisco.
The foregoing summary of the Agreements and the IPAs is qualified in its entirety by the text of the form of Agreement and form of IPA which will each be filed as exhibits to Solectron’s quarterly report on Form 10-Q for the period ended June 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2007	Solectron Corporation
/s/ Todd DuChene
Todd DuChene
Executive Vice President, General Counsel and Secretary